UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2015

All Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29417 (Commission File Number)	62-1581902 (IRS Employer Identification No.)

6165 N.W. 86th Street, Johnston, Iowa 50131
(Address of principal executive offices, including zip code)

(515) 331-6509
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2015, our company, All Energy Corporation, entered into a series of separate purchase agreements (the “Purchase Agreements”) with five unaffiliated private parties (the “Investors”), pursuant to which our company would obtain a total of $500,000 in loans.  See Item 2.01 Completion of Acquisition or Disposition of Assets for more information regarding this transaction.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On January 26, 2015, we closed each of the Purchase Agreements. Pursuant to the Purchase Agreements and in consideration of a total of $500,000 in loans made to us, we issued five separate convertible promissory notes (the “Notes”) with $500,000 in total face amounts, bearing interest at 15% annum and due and payable on the date that is one year from the date of first commercial production of frac sand at our proposed mine located in Trempealeau County, Wisconsin. The Notes are convertible into shares of our common stock at the rate of six shares for every $1.00 of principal converted, for an aggregate total of 3,000,000 shares of our common stock underlying the Notes.

As further consideration under the Purchase Agreements, the Investors, as a group, received the following:

(1)           As additional interest, 2,000,000 shares (the “Interest Shares”) of or common stock, which shares were valued at $.045 per share, the closing price of our common stock on January 26, 2015.

(2)           The right to force the sale of our company’s wetland credits and to have the proceeds from such sale, in an amount equal to the outstanding principal and accrued and unpaid interest under the Notes, paid over to the Investors.

(3)           At such time as the outstanding number of shares of our common stock totals 55,000,000, the Interest Shares shall, thereafter, possess rights of non-dilution, that is, Investors’ ownership percentage shall be preserved at 3.636%, as measured after each subsequent issuance of our common stock, with any shares issued pursuant to this provision being valued at the most recent closing sale price of the our common stock.

(4)           Should the our company, prior to April 15, 2016, (i) fail to obtain the a permit to mine frac sand in Trempealeau County, Wisconsin, or (ii) fail to secure binding commitments for financing in a total amount that is sufficient to commence such frac sand mining operations, then: the Investors’ protected ownership percentage shall increase to 15% and the shares necessary to bring the Investors’ ownership percentage to such level issued by us, which shares being valued at the most recent closing sale price of the our common stock, and, thereafter, the Investor’s ownership percentage shall be preserved at 15%, as measured after each subsequent issuance of our common stock.

(5)           The Investors’ shall be paid, on an annual basis, up to 10% of gross sales of our first established frac sand mine located in Trempealeau County, Wisconsin.

Item 3.02  Unregistered Sales of Equity Securities.

On January 26, 2015, we sold five separate convertible promissory notes with an aggregate face amount of $500,000.  These convertible promissory notes were sold to the Investors. We received a total of $500,000 in cash in consideration of such convertible promissory notes. The principal amount of each of the convertible promissory notes is convertible into shares of our common stock at the rate of six shares for every $1.00 of principal converted, for an aggregate total of 3,000,000 shares of our common stock underlying such convertible promissory notes. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.

Also on January 26, 2015, we issued a total of 2,000,000 shares of our common stock.  These shares were issued to the Investors. Such shares were issued as additional interest under convertible promissory notes and were valued at $.045 per share, or $90,000, in the aggregate. These securities are exempt from registration under the Securities Act of 1933, as amended, pursuant to the provisions of Section 4(2) thereof, as a transaction not involving a public offering.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Convertible Promissory Note issued by All Energy Company to the Investors.
10.1	Form of Purchase Agreement between All Energy Company and the Investors.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

Date: January 28, 2015.

ALL ENERGY CORPORATION By: /s/ DEAN E.SUKOWATEY Dean E. Sukowatey President and Acting Chief Financial Officer